GAIN Capital Announces Monthly Metrics for May 2016

Bedminster, New Jersey (June 10, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of May 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $10.2 billion, a decrease of 16.6% from April 2016 and 41.5% from May 2015.

•	OTC trading volume[1] of $223.4 billion, a decrease of 12.7% from April 2016 and 38.7% from May 2015.

•	Active OTC accounts[2] of 138,955, a decrease of 0.9% from April 2016 and 5.9% from May 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $6.9 billion, a decrease of 11.4% from April 2016 and 6.5% from May 2015.

•	ECN volume[1] of $151.5 billion, a decrease of 7.2% from April 2016 and 2.0% from May 2015.

•	Swap Dealer average daily volume[1] of $2.9 billion, a decrease of 13.5% from April 2016 and an increase of 16.5% from May 2015.

•	Swap Dealer volume[1] of $63.2 billion, a decrease of 9.3% from April 2016 and an increase of 22.0% from May 2015.

Futures Segment Metrics

•	Futures average daily contracts of 34,744, a decrease of 4.8% from April 2016 and an increase of 2.6% from May 2015.

•	Futures contracts of 729,614, a decrease of 4.8% from April 2016 and an increase of 7.7% from May 2015.

•	Active futures accounts[2] of 8,879, a decrease of 0.6% from April 2016 and an increase of 2.4% from May 2015.

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1 US dollar equivalent of notional amounts traded.
2Accounts that executed a transaction during the last 12 months.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com